Exhibit 3.1

CERTIFICATE OF ADOPTION OF BYLAW AMENDMENT

PERFECT MOMENT LTD.

Adopted October 7, 2025

I, Jane Gottschalk, hereby certify that:

1. I am the duly elected, qualified and acting President of Perfect Moment Ltd. (the “Company”).

2. Pursuant to ARTICLE X of the Company’s Amended and Restated Bylaws (the “Bylaws”), which provides that bylaws may be adopted, amended or repealed by the board of directors, and Article V of the Company’s Amended and Restated Certificate of Incorporation, which provides that in furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to adopt, amend, alter, or repeal the Bylaws, the board of directors (the “Board”) amended ARTICLE II Section 2.8 of the Bylaws as set forth herein.

3. ARTICLE II Section 2.8 of the Bylaws is amended to read as follows:

“Unless otherwise provided by law, the certificate of incorporation or these bylaws, the holders of at least thirty-three and one third percent (33 1/3%) in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.”

4. The foregoing Bylaw amendment has been duly adopted in accordance with the provisions of the Bylaws and Delaware law by approval of a majority of the authorized number of directors of the Board at a meeting of the Board on October 7, 2025, and has not, subsequent to such date, been modified, rescinded, repealed or otherwise amended in any way and is in full force and effect in the form adopted and set forth above as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Company’s seal this 7th day of October 2025.

/s/ Jane Gottschalk
Jane Gottschalk, President